Exhibit 99.1

Papa John’s Announces Second Quarter Results

EPS Increased 9.3% over Prior Year Results, Excluding the Impact of BIBP Cheese Purchasing Entity

Highlights

  Second quarter earnings per diluted share of $0.47 in 2011 vs. $0.49 in 2010 ($0.43 in 2010 excluding the impact of franchisee-owned BIBP cheese purchasing entity)
  Second quarter system-wide comparable sales increased 0.4% for North America and 4.8% for International
  46 worldwide net unit openings during the quarter
  Earnings guidance for 2011 reaffirmed at a range of $2.02 to $2.12
  2011 international comparable sales guidance increased to a range of +2% to +4%

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 2, 2011--Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $293.5 million for second quarter 2011, a 4.6% increase from revenues of $280.6 million for second quarter 2010. Net income was $12.1 million for second quarter 2011, or $0.47 per diluted share, compared to $13.2 million for second quarter 2010, or $0.49 per diluted share ($11.5 million, or $0.43 per diluted share, excluding the consolidation of BIBP Commodities, Inc. (“BIBP”), a variable interest entity). See “Non-GAAP Measures” for additional information regarding BIBP.

Revenues were $606.0 million for the six months ended June 26, 2011, a 7.0% increase from revenues of $566.4 million for the same period in 2010. Net income was $28.6 million for the six months ended June 26, 2011, or $1.11 per diluted share, compared to net income of $30.1 million for the same period in 2010, or $1.11 per diluted share ($26.2 million, or $0.97 per diluted share, excluding BIBP, an increase of $2.4 million).

“We are pleased with our solid second quarter results,” commented Papa John’s Founder, Chairman and Chief Executive Officer, John Schnatter. “Even in the face of what continues to be a challenging commodity cost and competitive environment, the Papa John’s system ran positive comp sales in both North America and our international business while adding 46 net new restaurants during the quarter. These results are a testament to the strength of our brand and our operators.”

Financial Highlights

Summary Financial Data:

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
(In thousands, except per share amounts)	2011	2010	2011	2010

Revenues	$293,534	$280,647	$606,001	$566,433

Income before income taxes, net of noncontrolling interests	$18,138	$20,752	$43,796	$46,592

Net income	$12,124	$13,192	$28,551	$30,067

Earnings per share - assuming dilution	$0.47	$0.49	$1.11	$1.11

Weighted average shares outstanding - assuming dilution	25,685	26,971	25,713	27,036

Global Restaurant Sales Information:

	Three Months Ended		Six Months Ended
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010

Global restaurant sales growth (a)	5.6%	2.4%	8.3%	2.1%

Global restaurant sales growth, excluding the impact of foreign currency conversion (a)	4.8%	2.3%	7.8%	1.7%

Comparable sales growth (decline) (b)
North America company-owned restaurants	2.1%	(1.1%)	4.4%	(1.5%)
North America franchised restaurants	(0.1%)	0.9%	2.9%	0.5%
System-wide North America restaurants	0.4%	0.4%	3.3%	-

System-wide international restaurants	4.8%	0.2%	5.2%	(0.3%)

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same calendar period. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency conversion.

Management believes global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenues Highlights

Consolidated revenues increased $12.9 million, or 4.6%, for the second quarter of 2011 and increased $39.6 million, or 7.0%, for the six months ended June 26, 2011, compared to the same periods in the prior year. The increases in revenues were due to the following:

  Domestic company-owned restaurant sales increased $3.0 million, or 2.4%, and $12.1 million, or 4.7%, for the three and six months ended June 26, 2011, respectively, due to increases in comparable sales of 2.1% and 4.4%.
  North America franchise royalty revenues increased approximately $700,000, or 3.8%, and $2.3 million, or 6.6%, for the three and six months ended June 26, 2011, respectively, due to net increases in franchise units over the prior year. The year-to-date increase was also favorably impacted by an increase of 2.9% in comparable sales (comparable sales decreased 0.1% for the second quarter of 2011).
  Domestic commissary sales increased $7.1 million, or 6.2%, and $22.1 million, or 9.8%, for the three and six months ended June 26, 2011, respectively. The increases were primarily due to increases in the selling prices of certain commodities. Sales volumes were lower for the three-month period and higher for the six-month period, compared to the prior year results.
  International revenues increased $2.7 million, or 23.6%, and $4.7 million, or 21.3%, for the three and six months ended June 26, 2011, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 4.8% and 5.2%, calculated on a constant dollar basis. These increases were partially offset by the prior year’s inclusion of revenues from company-owned restaurants located in the United Kingdom, which were sold in the third quarter of 2010.

Operating Highlights

Our pre-tax income, net of noncontrolling interests, for the second quarter of 2011 was $18.1 million, compared to $20.8 million for the corresponding quarter in 2010 ($18.1 million, excluding the impact of BIBP—see Non-GAAP Measures discussion for additional information). For the six months ended June 26, 2011, pre-tax income, net of noncontrolling interests, was $43.8 million, compared to $46.6 million for the corresponding period in 2010 ($40.4 million excluding the impact of BIBP, an increase of $3.4 million).

Pre-tax income was flat for the three months ended June 26, 2011 compared to the same period in 2010, excluding the impact of BIBP, primarily due to the following:

  North America franchising operating income increased approximately $500,000 primarily due to the previously mentioned royalty revenue increases. International operating income results improved by $1.1 million primarily due to the previously mentioned international royalty revenue increases. Unallocated corporate expenses decreased due to the elimination of discretionary contributions to the national marketing fund (replaced in 2011 with a sales incentive program reflected in royalties); lower short and long-term incentive compensation costs as a result of lower expected payouts in 2011; and lower interest expense than in the prior year due to lower debt levels.

  The favorable differences noted above were offset by a reduction in domestic company-owned restaurants’ operating income of $1.2 million primarily due to higher commodity costs; a reduction in domestic commissary operating income of $3.7 million due to a lower gross margin, reduced sales volumes, and an increase in distribution costs resulting from higher fuel prices; and a decline in the operating results of our online ordering (“eCommerce”) business due to a reduction in online ordering fees and an increase in infrastructure and support costs.

The increase in pre-tax income of $3.4 million, or 8.3%, for the six months ended June 26, 2011, excluding the impact of BIBP, was due primarily to our strong full year North America comparable sales of 3.3%, an improvement in our international segment of $1.8 million, and increases in our year-to-date commissary sales volumes, partially offset by higher commodity costs.

Our effective income tax rates were 31.5% and 33.3% for the three and six months ended June 26, 2011, representing decreases of 3.2% and 0.3%, from the prior year rates, excluding BIBP. The lower effective rates were primarily due to a tax refund associated with the resolution of prior years’ tax matters. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the settlement or resolution of specific federal and state issues.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results, including segment and cash flow information, for the three- and six-month periods ended June 26, 2011.

Cash Flow

The company’s free cash flow for the first six months of 2011 and 2010 was as follows (in thousands):

	Six Months Ended
	June 26,	June 27,
	2011	2010

Net cash provided by operating activities	$50,076	$45,686
Pre-tax income from BIBP cheese purchasing entity	-	(6,163)
Purchase of property and equipment	(12,422)	(16,871)
Free cash flow	$37,654	$22,652

Free cash flow is defined as net cash provided by operating activities (from the consolidated statements of cash flows) excluding the impact of BIBP, less the purchase of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

Our net debt position, defined as total debt less cash and cash equivalents, was $27.9 million at June 26, 2011, compared to $52.8 million at December 26, 2010.

Global Restaurant Unit Data

At June 26, 2011, there were 3,733 Papa John’s restaurants operating in all 50 states and in 32 countries, as follows:

	Company- owned North America	Franchised North America	Total North America	International	Systemwide
Second Quarter
Beginning - March 27, 2011	592	2,371	2,963	724	3,687
Opened	3	35	38	28	66
Closed	-	(13)	(13)	(7)	(20)
Ending - June 26, 2011	595	2,393	2,988	745	3,733

Year-to-date
Beginning - December 26, 2010	591	2,346	2,937	709	3,646
Opened	4	67	71	51	122
Closed	-	(20)	(20)	(15)	(35)
Ending - June 26, 2011	595	2,393	2,988	745	3,733

Restaurants at June 27, 2010	590	2,283	2,873	643	3,516

Restaurant unit growth	5	110	115	102	217

% increase	0.8%	4.8%	4.0%	15.9%	6.2%

Our development pipeline as of June 26, 2011 included approximately 1,700 restaurants (440 units in North America and 1,260 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The company repurchased 674,000 shares of its common stock at an average price of $32.69 per share, or a total of $22.0 million, during the three months ended June 26, 2011 and repurchased 817,000 shares at an average price of $32.02 per share, or a total of $26.2 million during the six months ended June 26, 2011. Subsequent to quarter-end through July 27, 2011, the company repurchased 114,000 shares at a total cost of $3.7 million, or $31.92 per share average cost. Approximately $57.0 million remains available under the company’s share repurchase program.

There were 25.7 million diluted weighted average shares outstanding for both the three- and six-month periods, representing decreases of 4.8% and 4.9%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.02 and $0.05 for the three- and six-month periods, respectively, due to the reductions in shares outstanding. Approximately 25.2 million actual shares of the company’s common stock were outstanding as of June 26, 2011.

2011 Earnings Guidance

The company reaffirmed its previously issued diluted earnings per share guidance range of $2.02 to $2.12 for 2011. The company expects the current competitive pricing and promotional environment in the pizza category and the unfavorable impact of projected commodity cost increases, most notably cheese, to continue throughout the remainder of the year. The company reaffirmed its previously issued comparable sales guidance range of +2% to +3% for North America and increased the International comp sales guidance to +2% to +4%, from +1% to +3%. The company also reaffirmed projected worldwide net restaurant openings of 190 to 220 restaurants for 2011.

Conference Call

A conference call is scheduled for August 3, 2011 at 10:00 a.m. Eastern Daylight Time to review our second quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, through August 9, 2011. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (international). The Conference ID is 69988522.

Non-GAAP Measures

Certain financial measures we present in this press release exclude the impact of the consolidation of BIBP, which is not a measure that is defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes presenting the 2010 financial information excluding the impact of BIBP is important for purposes of comparison to current year results. As previously announced, we terminated our cheese purchasing arrangement with BIBP in February 2011 and BIBP operated at breakeven during the first two months of 2011. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the pro forma financial results we present in this press release excluding the impact of BIBP to our GAAP financial measures for the three- and six-month periods ended June 26, 2011 and June 27, 2010:

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
(In thousands, except per share amounts)	2011	2010	2011	2010

Pre-tax income, net of noncontrolling interests, as reported	$18,138	$20,752	$43,796	$46,592
Pre-tax income from BIBP cheese purchasing entity	-	(2,678)	-	(6,163)
Pre-tax income, net of noncontrolling interests, excluding BIBP	$18,138	$18,074	$43,796	$40,429

Net income, as reported	$12,124	$13,192	$28,551	$30,067
Net income from BIBP cheese purchasing entity	-	(1,700)	-	(3,913)
Net income, excluding BIBP	$12,124	$11,492	$28,551	$26,154

Earnings per diluted share, as reported	$0.47	$0.49	$1.11	$1.11
Earnings from BIBP cheese purchasing entity	-	(0.06)	-	(0.14)
Earnings per diluted share, excluding BIBP	$0.47	$0.43	$1.11	$0.97

Cash flow from operations, as reported			$50,076	$45,686
Cash flows from BIBP cheese purchasing entity			-	(6,163)
Cash flow from operations, excluding BIBP			$50,076	$39,523

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, commodity costs, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the current aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs (including the impact of federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of current or future legal claims and current or proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; currency exchange and interest rates; credit risk associated with parties to leases of restaurants and commissaries, including those Perfect Pizza locations formerly operated by us, for which we remain contractually liable; and increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets for our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and “Part II. Item 1A. – Risk Factors” of the Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2011. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic Company-owned restaurant sales	$127,641	$124,594	$266,312	$254,238
Franchise royalties	18,103	17,440	37,834	35,485
Franchise and development fees	124	106	309	311
Domestic commissary sales	121,027	113,936	248,699	226,576
Other sales	12,370	13,023	25,817	27,536
International:
Royalties and franchise and development fees	4,049	3,153	7,811	6,319
Restaurant and commissary sales	10,220	8,395	19,219	15,968
Total revenues	293,534	280,647	606,001	566,433

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	30,162	27,020	62,262	54,306
Salaries and benefits	34,367	34,192	72,016	69,595
Advertising and related costs	11,898	11,149	24,687	22,553
Occupancy costs	7,939	7,930	15,808	15,770
Other operating expenses	18,492	17,844	38,407	36,034
Total domestic Company-owned restaurant expenses	102,858	98,135	213,180	198,258

Domestic commissary and other expenses:
Cost of sales	103,529	95,195	209,972	190,487
Salaries and benefits	8,651	8,568	17,662	17,300
Other operating expenses	13,084	11,841	26,669	23,541
Total domestic commissary and other expenses	125,264	115,604	254,303	231,328

Income from the franchise cheese-purchasing program, net of noncontrolling interest	-	(2,173)	-	(4,982)
International operating expenses	8,756	7,430	16,484	14,206
General and administrative expenses	27,617	28,990	56,691	56,850
Other general expenses	1,459	1,687	2,240	3,977
Depreciation and amortization	8,425	8,175	16,737	16,055
Total costs and expenses	274,379	257,848	559,635	515,692

Operating income	19,155	22,799	46,366	50,741
Net interest expense	(88)	(1,136)	(519)	(2,149)
Income before income taxes	19,067	21,663	45,847	48,592
Income tax expense	6,014	7,560	15,245	16,525
Net income, including noncontrolling interests	13,053	14,103	30,602	32,067
Less: income attributable to noncontrolling interests	(929)	(911)	(2,051)	(2,000)
Net income, net of noncontrolling interests	$12,124	$13,192	$28,551	$30,067

Basic earnings per common share	$0.48	$0.49	$1.12	$1.12
Earnings per common share - assuming dilution	$0.47	$0.49	$1.11	$1.11

Basic weighted average shares outstanding	25,464	26,760	25,474	26,901
Diluted weighted average shares outstanding	25,685	26,971	25,713	27,036

Note:	Beginning in the first quarter of 2011, we realigned financial reporting for the franchised restaurants operating in Hawaii, Alaska, and Canada from our International business segment to North America Franchising. Certain prior year amounts have been reclassified for consistent presentation with the current year results.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 26,	December 26,
	2011	2010
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$20,106	$46,225
Accounts receivable, net	26,471	25,357
Inventories	15,583	17,402
Prepaid expenses	10,277	10,009
Other current assets	3,710	3,732
Deferred income taxes	7,626	9,647
Total current assets	83,773	112,372

Investments	1,714	1,604
Net property and equipment	182,788	186,594
Notes receivable, net	15,281	17,354
Goodwill	74,746	74,697
Other assets	22,393	23,320
Total assets	$380,695	$415,941

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$29,599	$31,569
Income and other taxes payable	6,868	6,140
Accrued expenses	49,813	52,978
Total current liabilities	86,280	90,687

Unearned franchise and development fees	6,651	6,596
Long-term debt	48,000	99,017
Other long-term liabilities	12,478	12,100
Deferred income taxes	3,485	341
Total liabilities	156,894	208,741

Total stockholders' equity	223,801	207,200
Total liabilities and stockholders' equity	$380,695	$415,941

Note:	The Condensed Consolidated Balance Sheet at December 26, 2010 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 26, 2011	June 27, 2010
	(Unaudited)	(Unaudited)

Operating activities
Net income, net of noncontrolling interests	$28,551	$30,067
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for uncollectible accounts and notes receivable	(7)	713
Depreciation and amortization	16,737	16,055
Deferred income taxes	4,332	(250)
Stock-based compensation expense	3,903	3,549
Excess tax benefit related to exercise of non-qualified stock options	(403)	(242)
Other	316	368
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,965)	(1,764)
Inventories	1,819	298
Prepaid expenses	(268)	(1,559)
Other current assets	22	106
Other assets and liabilities	1,258	(329)
Accounts payable	(1,970)	(851)
Income and other taxes	728	4,529
Accrued expenses	(3,032)	(5,432)
Unearned franchise and development fees	55	428
Net cash provided by operating activities	50,076	45,686

Investing activities
Purchase of property and equipment	(12,422)	(16,871)
Purchase of investments	(205)	(548)
Proceeds from sale or maturity of investments	95	240
Loans issued	(1,684)	(460)
Loan repayments	3,920	1,943
Proceeds from divestitures of restaurants	-	36
Other	51	11
Net cash used in investing activities	(10,245)	(15,649)

Financing activities
Net repayments on line of credit facility	(51,000)	-
Excess tax benefit related to exercise of non-qualified stock options	403	242
Proceeds from exercise of stock options	10,663	5,125
Acquisition of Company common stock	(26,162)	(24,417)
Noncontrolling interests, net of contributions and distributions	22	1,130
Other	42	114
Net cash used in financing activities	(66,032)	(17,806)

Effect of exchange rate changes on cash and cash equivalents	82	22
Change in cash and cash equivalents	(26,119)	12,253
Cash and cash equivalents at beginning of period	46,225	25,457

Cash and cash equivalents at end of period	$20,106	$37,710

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer